As filed with the Securities and Exchange Commission on December 8, 2017

Registration No. 333-221384

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Integrity Applications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	98-0668934
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Integrity Applications, Inc. 19 Ha’Yahalomim St. PO Box 12143 Ashdod L3 7760049, Israel 972 (8) 675-7878
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
John Graham Chief Executive Officer Integrity Applications, Inc. 19 Ha’Yahalomim St. PO Box 12143 Ashdod L3 7760049, Israel 972 (8) 675-7878 972 (8) 675-7850 (facsimile)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to: Mitchell L. Lampert Robinson & Cole LLP 1055 Washington Boulevard Stamford, CT 06901 Direct 203.462.7559 | Fax 203.462.7599

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $.001 per share, issuable upon the conversion of shares of the registrant’s Series C 5.5% Convertible Preferred Stock	2,667,540	$4.50	$12,003,930.00	$1,494.49
Common Stock, $0.001 par value per share, issuable upon exercise of Series C-1 Warrants and Series C-2 Warrants to purchase shares of common stock	5,335,080	$4.50	$24,007,860.00	$2,998.98
Common Stock, $0.001 par value per share, issued as stock dividends on the registrant’s Series C 5.5% Convertible Preferred Stock (4)	180,502	$4.50	$812,259.00	$101.13
Common Stock, $0.001 par value per share, issuable as stock dividends on the registrant’s Series C 5.5% Convertible Preferred Stock (5)	553,076	$4.50	$2,488,842.00	$309.87
Total	8,736,198		$39,312,891.00	$4,894.47	(6)
______________________

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
The selling stockholders will be offering their shares at prevailing market prices or at privately negotiated prices. For illustration purpose, the Offering Prices herein are based on the closing bid price of $4.50 per share of the Registrant's common stock, par value $0.001 per share ("Common Stock"), on the OTCQB on November 1, 2017.

(3)	Calculated under Section 6(b) of the Securities Act as the aggregate offering price multiplied by 0.0001245.
(4)	Represents shares of Common Stock issued as stock dividends on the Series C Preferred Stock through June 30, 2017.
(5)
Represents shares of Common Stock which have been recorded by the Company and will be issued as stock dividends on the Series C Preferred Stock. Also refer to Note 1 above regarding additional shares of common stock issuable as stock dividends that are deemed registered under this Registration Statement.

(6)
The registration fee for these securities was paid when the Company filed the Registration Statement on Form S-1 on November 7, 2017 and is transferred and carried forward to this amendment pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Integrity Applications, Inc. (the “Company,” “we,” or “us”) is submitting this Amendment No. 1 (“Amendment”) to its Registration Statement on Form S-1 that it filed with the Securities and Exchange Commission (“SEC”) on November 7, 2017 (the “Registration Statement”) solely for the purpose of providing Exhibit 5.1.

This Amendment consists only of a facing page, this explanatory note, Part II of the Registration Statement and Exhibit 5.1. This Amendment does not modify any other part of the Registration Statement. The contents of the Registration Statement as previously filed are hereby incorporated by reference.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of our securities offered hereby. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration and Filing Fee	$4,894
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$5,000
Printing Fees and Expenses	$4,000
Miscellaneous	$1,500
TOTAL	$65,394

Item 14.          Indemnification of Directors and Officers.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee, trustee or agent of one of our subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an agent), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Additionally, our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that he is or was an agent against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us by a court of competent jurisdiction, after exhaustion of all appeals therefrom, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Our certificate of incorporation provides that none of its directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. To the extent the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of one of our directors, in addition to the limitation on personal liability provided by our certificate of incorporation, shall be limited to the fullest extent permitted by the amended DGCL.

We have obtained and maintains insurance policies insuring our directors and officers and the directors and officers of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Additionally, we have entered into indemnification agreements with all of our directors and officers to provide them with the maximum indemnification allowed under our bylaws and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being a director, officer or employee of our company, to the extent indemnification is permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.          Recent Sales of Unregistered Securities

Issuance of Common Stock Pursuant to Consulting Agreements

On March 20, 2017, we issued 13,334 shares of Common Stock, valued at $60,000, to Strand Strategy, a healthcare consulting firm (“Strand Strategy”), as partial consideration for Strand Strategy’s services as an independent contractor on a temporary basis.  The founder and managing director of Strand Strategy, Angela Strand, is Vice Chairperson of the Board of Directors and a member of the Audit Committee, and was then a member of the Compensation Committee.

Additionally, on March 20, 2017, we issued 4,445 shares of Common Stock valued at $20,000 to Angela Strand as consideration for her services as Vice Chairperson of the Board of Directors.

On March 20, 2017, we issued 3,334 shares of Common Stock, valued at $15,000, to Leslie Seff, an independent member of the Board of Directors, as consideration for the consulting services provided by Mr. Seff to the Company for the month of March, 2017.

The shares of Common Stock issued to Strand Strategy, Angela Strand and Leslie Seff were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Issuance of Non-Qualified Stock Options to Employee

On March 20, 2017, we issued a ten-year non-qualified stock option to John Graham, our Chief Executive Officer and Chairman of the Board, for the purchase of 1,673,996 shares of Common Stock at an exercise price of $4.50 per share, vesting as follows: (i) 307,754 shares vest on the issuance date; (ii) 923,262 shares vest on the six-month anniversary of the issuance date; and (iii) 442,980 shares vest on the two-year anniversary of the issuance date.

Also on March 20, 2017, we issued (i) a ten-year non-qualified stock option to John Graham for the purchase of 559,414 shares of Common Stock at an exercise price of $5.41 per share, vesting in full on the two-year anniversary of the issuance date, and (ii) a ten-year non-qualified stock option to John Graham for the purchase of 844,130 shares of Common Stock at an exercise price of $7.75 per share, vesting in full on the two-year anniversary of the issuance date.

Item 16.          Exhibits

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization, dated as of May 25, 2010, by and among Integrity Applications, Inc., Integrity Acquisition Ltd. and A.D. Integrity Applications Ltd. (1)
3.1	Certificate of Incorporation of Integrity Applications, Inc. (1)
3.2	Certificate of Amendment to Certificate of Incorporation of Integrity Applications, Inc. (1)
3.3	Certificate of Designation of Preferences and Rights of Series A 5% Convertible Preferred Stock (2)
3.4	Certificate of Designation of Preferences and Rights of Series B 5.5% Convertible Preferred Stock (3)
3.5	Certificate of Designation of Preferences and Rights of Series C 5.5% Convertible Preferred Stock (8)
3.6	Bylaws of Integrity Applications, Inc. (1)
4.1	Specimen Certificate Evidencing Shares of Common Stock (1)
4.2	Form of Common Stock Purchase Warrant (1)
4.3	Form of Series A Securities Purchase Agreement (2)
4.4	Form of Series A Common Stock Purchase Warrant (2)
4.5	Form of Series A Registration Rights Agreement (2)
4.6	Form of Series B Securities Purchase Agreement (3)
4.7	Form of Series B-1 Common Stock Purchase Warrant (3)
4.8	Form of Series B-2 Common Stock Purchase Warrant (3)
4.9	Form of Series B Registration Rights Agreement (3)
4.10	Form of Series C Securities Purchase Agreement (8)
4.11	Form of Series C-1 Common Stock Purchase Warrant (8)
4.12	Form of Series C-2 Common Stock Purchase Warrant (8)
4.13	Form of Series C Registration Rights Agreement (8)
5.1	Opinion of Robinson & Cole LLP **
10.1*	Integrity Applications, Inc. 2010 Incentive Compensation Plan (1)
10.2*	Form of Director and Officer Indemnification Agreement (1)
10.3*	Personal Employment Agreement, dated as of July 22, 2009, between A.D. Integrity Applications Ltd. and Avner Gal (1)
10.4*	Personal Employment Agreement, dated as of July 22, 2010, between A.D. Integrity Applications Ltd. and David Malka (1)
10.5	Irrevocable Undertaking of Indemnification, dated as of July 26, 2010, by and among Integrity Applications, Inc., Avner Gal, Zvi Cohen, Ilana Freger, David Malka and Alexander Raykhman (1)
10.6	Investment Agreement, dated February 18, 2003, between A.D. Integrity Applications Ltd., Avner Gal, Zvi Cohen, David Freger and David Malka and Yigal Dimri (1)
10.7	Agreement, dated as of November 1, 2005 by and between A.D. Integrity Applications Ltd. and Diabeasy Diabeasy cc. (5)
10.8	Agreement, dated as of October 2, 2005, by and between Technology Transfer Group and Integrity Applications Ltd. (1)
10.9*	Form of Stock Option Agreement (1)
10.10*	Form of Stock Option Agreement (ESOP) (1)
10.11	Letter of Approval, addressed to Integrity Applications Ltd. from the Ministry of Industry, Trade and Employment of the State of Israel (6)

10.12	Letter of Undertaking, addressed to the Ministry of Industry, Trade and Employment of the State of Israel - Office of the Chief Scientist from Integrity Applications Ltd. (4)
10.13	Investment Agreement, dated March 16, 2004, by and among A.D. Integrity Applications Ltd., Yitzhak Fisher, Asher Kugler and Nir Tarlovsky. (4)
10.14*	Personal Employment Agreement, dated as of October 22, 2013, between A.D. Integrity Applications Ltd. and Eran Hertz. (7)
21.1	Subsidiaries of Integrity Applications, Inc. (10)
23.1	Consent of Fahn Kanne & Co. Grant Thornton Israel (10)
23.2	Consent of Robinson & Cole LLP (10)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
101.INS	XBRL Instance Document (9)
101.SCH	XBRL Schema Document (9)
101.CAL	XBRL Calculation Linkbase Document (9)
101.DEF	XBRL Taxonomy Extension Calculation Linkbase (9)
101.LAB	XBRL Label Linkbase Document (9)
101.PRE	PRE XBRL Presentation Linkbase Document (9)

——————————
(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, as filed with the SEC on August 22, 2011.
(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on March 18, 2013.
(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014.
(4)	Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1, as filed with the SEC on October 7, 2011.
(5)	Previously filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 27, 2011.
(6)	Previously filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-1, as filed with the SEC on November 10, 2011.
(7)	Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 27, 2014.
(8)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, as filed with the SEC on April 14, 2016.
(9)
Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 31, 2017 or to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC on August 14, 2017. Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, are deemed not filed for purposes of Section 18 of the Exchange Act, as amended, and otherwise are not subject to liability under those sections.

(10)	Previously filed as an exhibit to the Company's Registration Statement on Form S-1, as filed with the SEC on November 7, 2017.
*	Compensation Plan or Arrangement or Management Contract.
**	Filed herewith.

Item 17.          Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)        Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on December 8, 2017.

INTEGRITY APPLICATIONS, INC.
(Registrant)

By:	/s/ John Graham
Name:	John Graham
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of John Graham and Sami Sassoun such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Graham	Chairman of the Board and Chief Executive Officer	December 8, 2017
John Graham	(Principal Executive Officer)

/s/ Sami Sassoun	Chief Financial Officer (Principal Financial	December 8, 2017
Sami Sassoun	Officer and Principal Accounting Officer)

/s/ Angela Strand	Vice Chairperson	December 8, 2017
Angela Strand

/s/ Dr. Robert Fischell	Director	December 8, 2017
Dr. Robert Fischell

/s/ Leslie Seff	Director	December 8, 2017
Leslie Seff
/s/ Revan Schwartz	Director	December 8, 2017
Revan Schwartz
/s/ Michael Hauck	Director	December 8, 2017
Michael Hauck